Exhibit 5

May 11, 2012

Cabot Corporation

Two Seaport Lane

Suite 1300

Boston, MA 02210

Re:	Cabot Corporation 2009 Long-Term Incentive Plan

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Cabot Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 2,454,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, issuable pursuant to the Cabot Corporation 2009 Long-Term Incentive Plan (the “Plan”).

I have examined the Company’s Restated Certificate of Incorporation and By-Laws, as amended to date, and originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized for issuance by all necessary corporate action on the part of the Company and, upon delivery thereof in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid, and non-assessable.

This opinion is limited to the original issuance of Shares by the Company. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

I am a member of the Massachusetts Bar and the opinion set forth above is limited in all respects to the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Brian A. Berube
Brian A. Berube
Senior Vice President and General Counsel